CAPITAL SOUTHWEST NAMES NEW CEO


Dallas, April 18, 2007 - William R. Thomas, president, chief executive officer and chairman, today announced his planned retirement on July 16th as president and chief executive officer of Capital Southwest Corporation (Nasdaq: CSWC). Founded in 1961, Capital Southwest is a publicly-owned Dallas-based venture capital/business development investment company with assets of $730 million. Recently, it was included in Forbes.com's List of America's 100 Most Trustworthy Companies. Mr. Thomas, 78, joined Capital Southwest in 1962 and has been president since 1980. After his retirement as president, Mr. Thomas will continue to serve as chairman of the board in a non-executive capacity and will remain the company's largest shareholder, owning 16% including family interests.

Gary L. Martin, currently president of The Whitmore Manufacturing Company of Rockwall, Texas, a 100% owned portfolio company of Capital Southwest, was named by the board of directors to succeed Mr. Thomas as president and chief executive officer. Mr. Martin, 60, joined Capital Southwest Corporation in 1972 as chief financial officer, subsequently serving as vice president and secretary-treasurer before becoming president of Whitmore, an industrial lubricants manufacturer acquired by Capital Southwest in 1979. Mr. Martin has been a director of Capital Southwest since 1988 and has been involved in overseeing, evaluating and monitoring its investments. He earned a BBA degree in finance and accounting from the University of Oklahoma, is a Certified Public Accountant and a graduate of Harvard Business School's Advanced Management Program.

During the 45 years since William R. Thomas joined Capital Southwest on April 1, 1962, the company's split-adjusted net asset value has increased over 105-fold from $1.25 per share to approximately $132.36 per share on March 31, 2007. If all distributions and tax credits had been reinvested over the past 45 years, the resulting net asset value would have been 358 times the original amount. This corresponds to a 14.0% compounded annual growth in net asset value and 14.8% annual growth if Capital Southwest, like most investment companies, included deferred taxes in its net asset value. Based on split-adjusted market prices of $0.95 and $153.67 per share at the beginning and end of this 45 year period, and assuming reinvestment of all distributions and tax credits, $10,000 invested in Capital Southwest would have a market value of $5,472,000 - a 15.0% annual return. A corresponding investment in the S&P 500 would be worth $880,000
- a 10.5% annual return.

After the management transition in July, as chairman of the board, Mr. Thomas will still be involved in Capital Southwest's investment activities. He will maintain an office at the company's Dallas headquarters, but will devote substantially less time to the company's business. Before joining Capital Southwest, his experience included positions in the chemical industry and in a consulting firm. His education includes an MBA with distinction from Harvard Business School and a BS in chemical engineering from Texas A&M. He served as a U.S. Army officer for more than five years and was awarded the Bronze Star, Purple Heart and Korean Service Medal with five campaign stars.

Contact: William R. Thomas or Susan K. Hodgson, 972-233-8242



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